Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

MANUFACTURING AGREEMENT

SECTION 0.0 PREFACE AND PARTIES

This Manufacturing Agreement (together with any and all exhibits and schedules hereto, the “Agreement”) is made and entered into as of October 21, 2022 (the “Effective Date”) by and between Tivic Health Systems, Inc. (“TIVIC”), having its place of business at 25821 Industrial Blvd., Suite 100, Hayward, CA 94545, and Microart Services Inc. (“MICROART”), having its place of business at 190 Duffield Drive, Markham ON, L6G 1B5.

MICROART is an electronic manufacturing and design services company that provides PBC layout, bare board manufacturing, PCB assembly testing and box build for low-to-mid volume productions.

TIVIC is a commercial-phase health technology company that develops and commercializes bioelectronic medicine, including its ClearUP product, an FDA-approved bioelectronic medical device for the treatment of sinus inflammation and congestion.

TIVIC desires MICROART to manufacture certain components and sub-assemblies of its ClearUP device which will be incorporated by Tivic or its agent(s) into the fully assembled device prior to sale thereof to the public.

MICROART is willing to manufacture the desired components and/or sub-assemblies for TIVIC on the terms and conditions set forth in this Agreement.

SECTION 1.0 DEFINITIONS

In addition to other terms that may be defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings:

1.1

“cGMP” means current good manufacturing practice requirements, as set forth in the quality systems (QS) regulation (21 CFR Part 820) for devices or current good manufacturing practices (21 CFR 4, Subpart A) for combination products, as applicable.

1.2	“Delivery Date” means the date that MICROART is requested to deliver a Product to the address specified by TIVIC, as indicated in this Agreement and an applicable Purchase Order.

1.3	“Design” means, for each Product ordered by TIVIC, the design file prepared by TIVIC or its agents and provided to MICROART in accordance with this Agreement.

1.4	“FDA” means the United States Food and Drug Administration or any successor agency.

1.5

“Intellectual Property Rights” means all United States and worldwide trademarks, service marks, trade dress, copyrights, patents, trade secrets, rights under unfair competition and/or unfair trade practices laws, and all other intellectual and industrial property rights related thereto.

1.6	“Product Price” means the price to be paid by TIVIC to MICROART for each Product, as set forth on Exhibit A.

1.7	“Products” or “Product” means collectively or individually, respectively, the products listed on Exhibit A.

1.8

“Purchase Order” means an order for a Product submitted by TIVIC to MICROART (specifying the Quantity Ordered, Delivery Date, applicable Designs and the location such Product ordered is to be delivered to), subject to the terms and conditions set forth in Sections 3 and 4, below.

1.9	“Quantity Ordered” means the quantity of the Product to be manufactured by MICROART and delivered to TIVIC, as specified in a Purchase Order.

1.10	“Term” means the time period in which this Agreement shall be in full force and effect, a set forth in Section 7, below.

SECTION 2.0 AGREEMENT TO MANUFACTURE

2.1

Scope of Work. During the Term of, and subject to, this Agreement and any applicable Purchase Order, TIVIC shall purchase from MICROART, on a non-exclusive basis, and MICROART shall manufacture and supply to TIVIC, Products in the quantities specified in an applicable Purchase Order and at the prices attached to this Agreement as Exhibit A. The Products will be produced by MICROART according to TIVIC’s specifications and in accordance with the terms of the Quality Management System Services Agreement attached to this Agreement as Exhibit B, all specifications provided to MICROART by TIVIC from time to time, as well as any design modifications set forth in agreed upon Engineering Change Orders.

2.2

Client-Supplied Materials. Upon notice to MICROART, TIVIC may supply materials to MICROART. All materials will be delivered to MICROART in sufficient time and in sufficient quantities, including normal attrition levels, to allow MICROART to meet scheduled delivery dates for the applicable products. All consigned materials shall be in good condition and working order. TIVIC assumes complete liability for the quality of all such materials when delivered to MICROART, and MICROART shall not be responsible for any defects or deficiencies therein existing at the time of delivery or that arise after delivery at no fault of MICROART. In such cases, the customer shall be considered a supplier. MICROART will issue a purchase order for the subject material at TIVIC’s standard cost.

2.3

Material Testing. MICROART shall perform all testing applicable to all materials that it purchases and receives from a third-party vendor to be used in the manufacturing of a Product in accordance with cGMP and the Quality Management System Services Agreement.

2.4

Manufacture. MICROART shall manufacture and supply each Product using the Design supplied by TIVIC. MICROART’s manufacture shall comply with applicable cGMP and all provisions of this Agreement, including all exhibits hereto, the applicable Purchase Order and the Quality Management System Services Agreement.

2.5

Quality Control. MICROART shall conduct all quality control and process testing applicable to a Product in accordance with this Agreement, the Quality Management System Services Agreement, cGMP, and all applicable FDA regulations or requirements.

SECTION 3.0 PURCHASING AND CANCELLATIONS

3.1

Purchase Orders. TIVIC will order Products by issuing Purchase Orders, in substantially the form attached to this Agreement as Exhibit C, to MICROART. Purchase Orders may be delivered to MICROART by any reasonable means, including but not limited to postal delivery, courier delivery, facsimile transmission, and electronic mail. No Purchase Order shall be binding upon MICROART unless and until it is accepted by MICROART in writing, including via electronic mail. Notwithstanding the foregoing, MICROART shall accept each Purchase Order provided by TIVIC unless it does not comply with this Agreement or the then-current forecast provided by TIVIC or unless MICROART has a good faith belief that it will be unable to meet the delivery schedule specified in such Purchase Order. If the Purchase Order does not comply with this Agreement or the then-current forecast provided by TIVIC or if MICROART has a good faith belief that it will be unable to meet the delivery schedule set forth in a proposed Purchase Order, MICROART and TIVIC shall negotiate in good faith to resolve the disputed matter(s). Within two (2) business days of receipt of a Purchase Order, MICROART shall either accept or reject the same in writing. If MICROART fails to accept or reject the Purchase Order within two (2) business days after its receipt thereof in accordance with this Section, it shall be deemed accepted by MICROART provided that TIVIC may revoke a Purchase Order that has not been expressly accepted in writing by MICROART upon written notice to MICROART.

3.2

Purchase Order Releases. TIVIC shall issue MICROART firm Purchase Order releases a minimum of thirty (30) calendar days prior to the required delivery date. In addition, TIVIC shall provide MICROART with a 12 month non-binding rolling forecast on a quarterly basis to be used for procurement planning purposes. If MICROART believes in good faith that it will be unable to meet any forecast provided by TIVIC, it shall provide TIVIC with written notice within five (5) business days of receipt of the forecast and MICROART and TIVIC shall negotiate in good faith to resolve the forecast issues.    MICROART shall only make purchase commitments to suppliers based upon the written Purchase Orders received from TIVIC; provided that MICROART shall generally use the then-current forecast as guidance for the expected Purchase Orders from TIVIC. Notwithstanding anything else to the contrary, MICROART shall use commercially reasonable efforts to accept Purchase Orders that exceed the then-current forecast provided by TIVIC and shall not discriminate against TIVIC’s Purchase Orders as against other customers.

3.3

Purchase Order Contents. TIVIC shall specify the Products to be delivered by MICROART under the terms of this Agreement by issuing a written Purchase Order releases in accordance with Section 2.1, above. These Purchase Order releases shall contain the following information, and shall be in substantially the form attached hereto as Exhibit C:

A.	The quantity and type of Products to be shipped.

B.	The Product Price.

C.	The Product revision level.

D.	The delivery schedule.

E.	Destination.

F.	Required method of shipment.

G.	Reference to this Agreement and the Quality Management System Services Agreement.

3.4

Rescheduling of Released Orders. TIVIC may reschedule delivery of Products, for either an earlier or later date than originally set forth in an applicable Purchase Order, by sending MICROART a written modification to such Purchase Order; provided, however, that the delivery date may not be rescheduled for more than ten (10) calendar days earlier than the original delivery date set forth in the Purchase Order, unless otherwise agreed upon by MICROART. All other modifications to delivery dates must be mutually agreed upon by MICROART and TIVIC.

TIVIC shall assume full burdened inventory responsibility for MICROART purchases of components within the Purchase Order periods, plus any long lead or non-cancelable/ non-returnable (“NCNR”) items purchased on TIVIC’s behalf with TIVIC’s prior written authorization. These long lead and NCNR items are detailed in Exhibit D. TIVIC’s responsibility shall include any premium charges for expedites requested in writing by TIVIC; provided that TIVIC shall not be responsible for any premium charges for expedites to the extent that such premium charges are incurred as a result of delays by MICROART. Should one or more shipments covered by an effective Purchase Order be rescheduled with a delay of greater than thirty (30) calendar days, inventory carrying charges of $250 per month per Purchase Order will accrue.

3.5

Engineering Design Changes. MICROART will advise TIVIC, in writing, within two (2) business days after its receipt of an Engineering Change Order how soon and at what cost Engineering Change Orders can be implemented. TIVIC shall have the right to accept or reject, in its sole discretion, any changes to the quoted price or timeline resulting from the Engineering Change Order, provided that in the event that TIVIC rejects any such changes, MICROART shall not be obligated to make any changes set forth in the applicable Engineering Change Order, unless otherwise agreed by the parties. TIVIC shall notify MICROART, in writing, of its acceptance or rejection of any changes to the quoted price or timeline resulting from an Engineering Change Order, and MICROART shall not proceed with implementing any changes set forth in an Engineering Change Order until it has received such notice from TIVIC. In the event that changes to the quoted price or timeline are not accepted by TIVIC, the parties will use reasonable efforts to come to a mutually acceptable agreement with respect to any necessary changes, including without limitation changes to the quoted price, timing, and Design modifications.

3.6

Cancellations. In the event that TIVIC wishes to cancel some quantity of Products ordered pursuant to this Agreement and an applicable Purchase Order, MICROART, upon receipt of such written notice, shall stop work to the extent specified therein. TIVIC’s termination liability shall be limited to the following:

A.

Payment for all Products delivered to TIVIC and in transit as of the termination date, plus finished Products in inventory prior to, and including, the effective date of termination at unit prices applicable to the order;

B.

Payment for all “work-in-process” based upon percentage of completion, as reasonably determined by MICROART in accordance with terms set forth in Exhibit A, multiplied by the unit price of the Product, as set forth in Exhibit A, including Products which were in process prior to receipt of notice of cancellation and that could not be completed by the cancellation date. The total unit price for work in process units will not exceed the total unit price for a completed assembly. MICROART shall deliver all Products that have been completed as of the termination date to TIVIC, and TIVIC may request MICROART to complete and deliver all Products deemed to be in work-in-process as of the termination date;

C.

Payment for the cost plus burden in accordance with agreed material prices of inventory held in house and on order which cannot be canceled or returned, provided that such inventory was procured by MICROART for the manufacture of Products in accordance with effective TIVIC Purchase Orders and cannot reasonably be used by MICROART for other projects, whether for TIVIC or any of MICROART’s other customers; and

D.	Payment of any restocking charges, “bill-backs,” and cancellation charges received by MICROART from suppliers for components ordered for the manufacture of Products, plus a 5% handling fee.

MICROART shall use its best efforts to minimize cancellation charges by returning inventory and material for credit, canceling material on order and applying material to other MICROART projects (when possible, at the sole reasonable discretion of MICROART) and minimizing all work-in-process and finished goods to support the final production schedule. Upon payment of the cancellation charges, all Products, work-in-process, and NCNR components in house or on order shall be delivered to, and become the property of TIVIC, FOB TIVIC’s designated destination.

SECTION 4.0 PRICE, PAYMENT AND SHIPPING TERMS

4.1

Prices. The Product Price shall be as set forth in Exhibit A. Unless otherwise specified in writing in Exhibit A, Product Prices include sales, use, excise or any similar tax and no separate charge shall be made by MICROART for any such taxes.

4.2

Price Adjustments. Except as otherwise set forth in Section 6.2 of this Agreement, Product Prices may only be changed by MICROART once per each cumulative twelve (12) month period and in each case any increase shall not exceed the lesser of 5% of the Product Prices then in effect or the change in CPI – All Consumers as measured against the date that is 12 months prior to the date that MICROART proposes an increase. With respect to each Product Price change, MICROART shall provide TIVIC prior written notice of any change to the Product Prices at least ninety (90) calendar days prior to any such change becoming effective for new Purchase Orders. All effective Purchase Orders issued by TIVIC and accepted by MICROART prior to a new Product Price becoming effective shall remain subject to the Product Price in effect at the time of acceptance of such Purchase Order by MICROART.

4.3

Invoices and Payment. MICROART shall invoice TIVIC upon delivery to that destination designated by TIVIC in the relevant Purchase Order of Products manufactured and deliverable in accordance with the terms of an effective Purchase Order. Payment is due net sixty (60) calendar days from the later of (i) the date of TIVIC’s receipt of the applicable invoice and (ii) TIVIC’s verified receipt of the relevant Products. Should TIVIC fail to make payment within ninety (90) calendar days after the date of invoice or TIVIC’s verified receipt of the relevant Products, as applicable, MICROART may, at its option, (1) cease shipments to TIVIC immediately, until the date on which TIVIC satisfies its outstanding payment obligations; and/or (2) make some or all future shipments C.O.D.

4.4

Packaging and Shipping. MICROART shall package each Product to TIVIC’s specifications, or, if not specified by TIVIC, to good commercial standards. All shipments made by MICROART to TIVIC shall be shipped FOB TIVIC’s designated destination. Title, risk of loss and damage shall pass from MICROART to TIVIC upon delivery to the destination designated by TIVIC in the applicable Purchase Order. Shipments will be made in accordance with TIVIC’s specific routing instructions, including method of carrier to be used, and all special and incidental charges resulting from the choice of freight carrier shall be borne by TIVIC.

4.5

Shipment Date. MICROART shall use commercially reasonable efforts to deliver all Products by the applicable Delivery Date, and failure to do so shall be deemed a breach of this Agreement. Upon the occurrence of any event which, in MICROART’s reasonable discretion, makes such delivery impracticable or unreasonable, MICROART shall notify TIVIC immediately, and the parties shall negotiate in good faith to agree to an updated Delivery Date that is reasonably acceptable to both parties. In the event that MICROART fails to deliver the Products by the applicable Delivery Date and the parties are unable come to an agreement with respect to an updated Delivery Date in accordance with the terms of this Section 3.3, MICROART shall be responsible for all losses or damages incurred by TIVIC as a result of the delay in its shipment thereof.

SECTION 5.0 WARRANTY

5.1

Warranty. MICROART warrants to TIVIC that items assembled or manufactured by MICROART will conform to their applicable Design and any written specifications in the applicable Purchase Order and other written materials provided to MICROART by TIVIC from time to time (as agreed by the Parties), and be free from defects in material and workmanship under normal use and service for a period of 24 months after shipment by MICROART. MICROART’s responsibility shall be limited to procurement of materials, incoming inspection, safe handling of the components while in-house at MICROART, and for ensuring that the Products are manufactured in compliance with this Agreement and the Quality Management System Services Agreement and that the Products comply in all respects with their applicable Design and any written specifications in the applicable Purchase Order and other written materials provided to MICROART by TIVIC from time to time. All defective products shall be returned to MICROART’s manufacturing facility, EXW TIVIC shipping point, by TIVIC, with reference to a MICROART supplied Returned Materials Authorization number (“RMA”). A shipping and handling charge will be assessed for invalid returns or those where no defect is found.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

MICROART neither assumes nor authorizes any other person to assume for MICROART any other liability in connection with the sale of the said items. This warranty shall not apply to any of such Products which shall have been subject to misuse, negligence, or accident. A prior written authorization must be obtained from MICROART before any items can be returned to MICROART pursuant to a warranty claim. MICROART is not liable for incidental, consequential or special damage of any kind or for personal injury resulting directly or indirectly from the design, material, workmanship, operation or installation of the items being assembled under this Agreement. Notwithstanding the forgoing, the limitations set forth in this Section shall not apply to the extent that TIVIC or the end user incurs any damage as a result of MICROART’s failure to manufacture the Products in accordance with the agreed upon Design, material breach of this Agreement or the Quality Management Systems Services Agreement, gross negligence, willful misconduct or fraud.

SECTION 6.0 RESPONSIBILITY FOR ADDITIONAL COSTS AND EXCESS INVENTORY

6.1

Excess Inventory. In the event that MICROART purchases or orders materials or parts in order to meet TIVIC’s requirements as set forth in any effective Purchase Order(s), TIVIC shall be required to purchase the unused portion from MICROART upon demand if (i) TIVIC fails to purchase Products in accordance with such Purchase Orders(s) and (ii) MICROART cannot reasonably return, cancel the order for, or otherwise use such materials or orders at no additional cost to itself. The cost of such purchase by TIVIC shall equal total cost(s) incurred by MICROART.

6.2	Additional Costs. Product Price shall remain firm for Products on TIVIC Purchase Orders which have been accepted by MICROART, except as follows:

A.

In the event there is an increase in the cost of materials in excess of [***] as measured against the cost of materials at the time the then-current Product Price came into effect, MICROART shall document such increase in material cost to TIVIC so that both parties may mutually pursue alternative Product Pricing in order to retain the original cost. If such an alternative cannot be attained within a reasonable period of time, MICROART shall so notify TIVIC in writing, and the prices in Exhibit A shall be adjusted to reflect, on a dollar for dollar basis, the actual cost of the increase. Notwithstanding the foregoing, TIVIC shall have the right to cancel any Purchase Order, upon at least ten (10) calendar days prior written notice to MICROART, thereby excusing it from any payment obligations for Products that have not yet been completed under a particular Purchase Order, if it determines, in its sole reasonable discretion, that such price increases are to significant and warrant cancellation of the Purchase Order. If TIVIC elects to cancel a Purchase Order, or portion thereof, pursuant to this Section, TIVIC shall not be responsible for any payments set forth in Section 3.6 of this Agreement, and no penalties shall accrue or be triggered as a result of such cancellation.

B.

TIVIC will be responsible for certain charges defined as those charges constituting costs and expenses not contained in the Product Price, where the cause is due to TIVIC’s actions, including but not limited to:

1.

Overtime charges and actual expenses incurred as a result of delays in the normal production or interruption in the work flow process to the extent that such delays or interruption are caused by: (a) TIVIC’s change in product specification or product tests which impacts a build in progress, or (b) failure to provide sufficient quantities or a reasonable quality level of consigned materials, where applicable, to sustain the agreed upon production schedule.

2.

Any inventory rendered obsolete as a result of a TIVIC engineering, field, manufacturing, design, test, or other change. Such obsolete inventory shall be invoiced at the total cost, and shall be packaged and delivered to TIVIC by MICROART, TIVIC’s designated destination, within thirty (30) calendar days of the change effective date.

SECTION 7.0 TERM AND TERMINATION

7.1

Term and Termination. The initial term of this Agreement shall commence on the date of execution hereof and extend for three years (the “Initial Term”) with automatic annual renewals (every 1 year) (each, a “Renewal Term”) unless terminated according to one or more of the following provisions:

A. At any time upon the mutual written agreement of both parties;

B. At the end of the Initial Term or any subsequent Renewal Term by either party upon written notice to the other party received not less than sixty (60) calendar days prior to the expiration of any such term;

C. By either party upon thirty (30) calendar days written notice to the other party following a material breach of this Agreement, including all exhibits, or the Quality Management System Services Agreement by the other party and the breaching party’s failure to cure such breach with reasonable promptness in light of all surrounding circumstances;

D. By either party upon the other party seeking an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or the dissolution or liquidation.

Upon any such termination, TIVIC shall be liable, in the event of any cancellation of current Purchase Orders with MICROART, according to Section 3.6, “Cancellations.”

7.2

Effect of Termination. The termination of this Agreement shall not relieve the parties of any obligation accruing prior to termination, provided that unless otherwise mutually agreed by the parties in writing, a Purchase Order outstanding as of the effective date of an early termination shall remain in effect only to the extent of work in progress as of the date of notice of termination.

SECTION 8.0 INSURANCE

8.1

MICROART Insurance. MICROART shall maintain (or if applicable, require such third party to maintain) (i) products liability insurance with a minimum limit of $5,000,000; (ii) comprehensive general liability insurance with minimum limits of $1,000,000 for each of bodily injury and property damage; and (iii) fire and casualty insurance on their facilities and their contents. To the extent permitted by the applicable insurer, TIVIC shall be added as an additional insured on all such policies of insurance. Such policies of insurance shall provide that TIVIC will be notified at least thirty (30) calendar days prior to any cancellation. Certificates evidencing such insurance shall be provided to TIVIC upon receipt of written request.

SECTION 9.0 INDEMNIFICATION

9.1

MICROART Indemnification. MICROART shall indemnify, defend and hold TIVIC harmless from any damage, expense, loss or liability, including, without limitation, reasonable attorney’s fees, in connection with any third party claim to the extent arising out of, resulting from or based upon (i) any defect of a Product which would be a defect covered under Section 5 of this Agreement and not a result of the exclusions set forth therein; (ii) any materials, packaging, inserts or other materials supplied by MICROART; (iii) MICROART’s operation of its business, including, but not limited to, any failure of MICROART to comply with any law or regulation regarding the possession, manufacturing, distribution or sale of the Products, or (iv) the negligence, willful misconduct or fraud of MICROART; provided, however, that MICROART shall not have any obligation to indemnify TIVIC to the extent that the claim arises out of (i) TIVIC’s design specifications or treatment plan; (ii) any materials, packaging, inserts or other materials supplied by TIVIC; (iii) the negligence or willful misconduct of TIVIC, (iv) a breach of any of TIVIC’s obligations under this Agreement, or (v) any act or failure to act as may be required of TIVIC hereunder in compliance with any of MICROART’s obligations under this Agreement. TIVIC shall deliver written notice to MICROART of any claim for which TIVIC may be entitled to seek indemnification from MICROART as soon as practicable following first becoming aware of any such claim, and agrees to fully cooperate with MICROART in the defense of such claim, including, without limitation, delivering or providing (as applicable) any and all data, correspondence and records that may be requested by MICROART in a timely manner. Notwithstanding the foregoing, at their election, and at their own expense, MICROART and/or its insurers may assume direction and control of the defense of any such claim; provided, however, that MICROART shall not enter into any settlement or admit fault on behalf of TIVIC without TIVIC’s prior written consent.

9.2

TIVIC Indemnification. Tivic shall indemnify, defend and hold MICROART harmless from any damage, expense, loss or liability, including, without limitation, reasonable attorney’s fees, in connection with any third party claim to the extent directly arising out of, resulting from or based upon (i) TIVIC’s design specifications or treatment plan; (ii) any materials, packaging, inserts or other materials supplied by TIVIC; (iii) TIVIC’s operation of its business, including, but not limited to, any failure of TIVIC to comply with any law or regulation regarding the possession, distribution or sale of the Products, (iv) the negligence or willful misconduct of TIVIC, or (v) any claim that TIVIC’s design specifications or any other TIVIC materials violates or infringes any third party Intellectual Property Rights; provided, however, that TIVIC shall not have any obligation to indemnify MICROART to the extent that the claim arises out of (i) any materials, packaging, inserts or other materials supplied by MICROART; (ii) the negligence, willful misconduct or fraud of MICROART, (iii) a breach of any of MICROART’s obligations under this Agreement, or (iv) any act or failure to act as may be required of MICROART hereunder in compliance with any of TIVIC’s obligations under this Agreement. MICROART shall deliver written notice to TIVIC of any claim for which MICROART may be entitled to seek indemnification from TIVIC as soon as practicable following first becoming aware of any such claim, and agrees to fully cooperate with TIVIC in the defense of such claim, including, without limitation, delivering or providing (as applicable) any and all data, correspondence and records that may be requested by TIVIC in a timely manner. Notwithstanding the foregoing, at their election, and at their own expense, TIVIC and/or its insurers may assume direction and control of the defense of any such claim; provided, however, that TIVIC shall not enter into any settlement or admit fault on behalf of MICROART without MICROART’s prior written consent.

9.3

Patents, Copyright, Trade Secret and Other Proprietary Rights. TIVIC agrees to defend at its expense any suit brought against MICROART based upon a claim that finished Products manufactured by MICROART under and in accordance with the terms of this Agreement and the Quality Management System Services Agreement, and in accordance with TIVIC’s design specifications, infringes on a patent, copyright, trade secret and other proprietary right, foreign or domestic, and to pay the amount of any settlement or the costs and damages finally awarded, provided that MICROART promptly notifies TIVIC and provides TIVIC with reasonable assistance in the defense of any such action.

SECTION 10.0 CONFIDENTIALITY

10.1

For the purposes of this Agreement, “Confidential Information” means any and all information, trade secrets and know-how of or data about each of the parties, their clients, or their operations and other matters of a confidential or proprietary nature, including, without limitation, a Product and its specifications, but shall not include any of the following information:

A.	information which was known to the receiving party, prior to receipt from the delivering party, as evidenced by the receiving party’s written records;

B.	information which can be shown to have been in the public domain or generally known to the trade at the time of receipt from the delivering party;

C.	information which, other than by breach of this Agreement, can be shown to have entered the public domain or becomes generally known to the applicable trade in which the parties participate;

D.	information which is disclosed to the receiving party by a third party unrelated to either party who is free to make such disclosure;

E.	information that can be shown to have been independently developed by the receiving party without use of or reference to any Confidential Information of the delivering party; and

F.

information which is required to be disclosed by applicable law, regulation (including, without limitation, applicable federal and state securities laws and regulations), or administrative or judicial order.

10.2

Prohibited Use. During the Term of this Agreement, including any Renewal Term, and for a period of five (5) years thereafter, the parties shall not disclose, communicate or otherwise make available to any third party, and shall not use or deal with in any manner (except as permitted by this Agreement) any Confidential Information of the other party, nor shall a party utilize Intellectual Property Rights disclosed in any patent of either party, other than as required to manufacture or supply a Product or any other purpose as may be required for the parties to perform its respective obligations under this Agreement; provided, however, for any Confidential Information that constitutes a trade secret of a party shall continue for as long as the same remains a trade secret of that party notwithstanding any limitation or exceptions provided herein.

10.3

Permitted Use. Each party (i) agrees to use the Confidential Information of the other party only for the purpose of performing its obligations under this Agreement; (ii) shall not copy any Confidential Information of the other except as necessary to perform its obligations under this Agreement, except to the extent necessary to perform its obligations under this Agreement; (iii) shall limit dissemination of the Confidential Information of the other party to only those persons or other third parties of who have a need to know in order to consummate the intent of this Agreement; and (iv) shall return all Confidential Information (delivered in physical or electronic form) of the other party, including, without limitation, any copies, upon the earlier of such party’s request or the termination of this Agreement; provided, however, a party may retain a copy of any Confidential Information of the other party for record keeping purposes if required by law or regulation.

10.4

Permitted Disclosure. A party may disclose Confidential Information of the other party to a third person if it is required to do so by subpoena, court order, law or regulation, including, without limitation, applicable federal and state securities laws and regulations. In such event, the disclosing party shall, in advance of the disclosure if permitted and practical, notify the other of such required disclosure.

10.5

Market Standstill. MICROART agrees that, for a period equal to two (2) years from the date that this Agreement is terminated, unless specifically authorized in writing in advance by an authorized representative of TIVIC, neither the MICROART nor its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”)), nor any person acting on behalf of or in concert with MICROART or its affiliates, will in any manner, directly or indirectly, (i) acquire, agree to acquire or offer or assist, advise or encourage any other person in acquiring any equity securities of TIVIC, any warrants or options to acquire such securities, any securities convertible into or exchangeable for such securities or any other right to acquire such securities; (ii) enter into or offer to enter into any merger or other business combination involving TIVIC or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving TIVIC; (iii) make, or in any way participate in, any “solicitation” of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Exchange Act with respect to any securities of the Company, or seek to advise or influence any person with respect to the voting of any securities of TIVIC or demand a copy of the stock ledger, list of stockholders, or any other books and records of TIVIC; (iv) form, join, finance or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), with respect to any securities of TIVIC; (v) otherwise act, alone or in concert with others, to seek control or influence, in any manner, the management, Board of Directors or policies of TIVIC; (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing; or (vii) make any publicly disclosed proposal regarding any of the foregoing.

10.6

Enforcement Rights. Each party agrees that the Confidential Information of each party is vital to the business interests of each party and that any disclosure or unauthorized use thereof could cause irreparable harm. Each party may specifically enforce the obligations of the other under this paragraph, by injunction or otherwise, in addition to and not in limitation of any other remedies that a party may have at law or in equity.

SECTION 11.0 MISCELLANEOUS

11.1

Entire Agreement. This Agreement shall constitute the entire Agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. The Exhibits listed below are considered to be a part of this Agreement:

Exhibit A Unit Pricing and Non-Recurring Expense

Exhibit B Quality Management System Services Agreement

Exhibit C Form of Purchase Order

Exhibit D Description of Items with long lead times and NCNR components

TIVIC and MICROART shall comply with all terms and conditions stated in this Agreement and with all product specifications contained in customer issued Purchase Orders and other written materials provided to MICROART by TIVIC from time to time (as agreed by the Parties). In the event of inconsistency, unless otherwise agreed in writing by the parties, the order of precedence shall be as follows:

1)	This Agreement

2)	Exhibits to this Agreement

3)	Product Specifications on the face of TIVIC’s Purchase Order(s)

4)	Product Specifications otherwise provided to MICROART by TIVIC from time to time (as agreed upon by the Parties)

11.2

Independent Contractor. Notwithstanding anything to the contrary provided in this Agreement, MICROART is an independent contractor for TIVIC, and the parties are not partners or joint venturers, and MICROART shall have the right to establish and follow its own internal procedures to comply with its obligations hereunder. Except for any special shipping or handling instructions provided by TIVIC in a particular Purchase Order, all decisions pertaining to labor, components necessary for the manufacture and the supply of a Product, maintenance of required governmental permits and compliance with all laws regarding MICROART’s facilities or the manufacture of a Product shall be the sole responsibility of MICROART and not subject to any direction or rights of Tivic.

11.3

Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party hereto shall in any way sell, transfer, assign, or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement without the prior written consent of the other party.

11.4

Notices. All notices to be given under this Agreement shall be in writing and shall be delivered personally, by electronic mail, facsimile machine with a copy mailed by certified mail, or by certified mail postage prepaid, to the parties’ respective addresses set forth on page 1 of this Agreement. Notices shall be effective upon receipt if personally delivered; on the first business day following the date of electronic mail or facsimile transmission; or on the third business day following the date of mailing. A party may change the address for notices by notifying the other party of such change in accordance with this Section.

11.5	Amendments. This Agreement may only be amended by a written agreement duly executed by both parties.

11.6	Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

11.7

Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.8

Force Majeure. Neither party shall be liable for any delay in performance or failure to perform, in whole or in part when due to labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot civil commotion, act of public enemy, accident, fire, flood, or other act of God, act of any governmental authority, judicial action, or similar causes beyond the reasonable control of such party. If an event of force majeure occurs, the affected party will promptly notify the other party of such event in writing.

11.9

Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States, without regard to applicable choice of law principals. The federal or state courts located in California will have exclusive jurisdiction to hear any dispute under this Agreement.

11.10	Headings. The headings of the Sections or paragraphs of this Agreement are included for convenience only and shall not affect the meaning of this Agreement.

11.11	Binding Effect. This Agreement shall be binding upon the successors and assigns of the parties.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Microart Services Inc.		Tivic Health Systems, Inc.

By:	/s/ Mark Wood	By: /s/ Veronica Cai

	Mark Wood	Veronica Cai
	Name (signature)	Name (signature)

Title:	CEO	Title: CFO

Date:	Sept. 29, 2022	Date: 10/22/2022

EXHIBIT A

Unit Pricing and Non-Recurring Expense

Scope of Work to be completed by MICROART in accordance with the Agreement

During the Term of the Agreement, unless otherwise mutually agreed in writing by MICROART and TIVIC, MICROART will provide the following Services in accordance with Agreement:

1.	NRE associated with setup and manufacturing of the PCBAs for ClearUP product line

2.	Fabrication of the PCBs associated with CP-003 (PCBA)

3.	Integration and Assembly of electronic, mechanical and/or electro-mechanical components on the PCBs (PCBA)

4.	Loading the firmware and testing of the fully assembled PCBA

Unit Pricing

The applicable Product Price for Products purchased by TIVIC during the Term of the Agreement shall be those prices set forth in Sales Quotations provided to, and accepted by Tivic, from time to time. Sales Quotations accepted by TIVIC shall be incorporated herein by reference.

Percentage of completion for various stages of PCBA (Refer to Section 3.6 B of the Agreement)

For the purpose of determining the percentage of completion, and amounts payable by TIVIC, in the event that TIVIC cancels all or a portion of an effective Purchase Order, in accordance with Section 3.6 of the Agreement, the following shall apply:

Parts Procurement (if done by MICROART) — 5%

Printed Circuit Board Fabrication — 10%

PCBA with SMT parts only — 40%

PCBA with SMT + Thru Hole Parts (if any) — 75%

Fully assembled PCBA with firmware and testing done — 100%

EXHIBIT B

Quality Management System Services Agreement

QUALITY MANAGEMENT SYSTEM SERVICES AGREEMENT

This Quality Management System Services Agreement (together with Exhibit A attached hereto, the “Agreement”) is made and entered into as of October 21, 2022 (the “Effective Date”) by and between Tivic Health Systems, Inc. (“Tivic”), having its place of business at 25821 Industrial Blvd., Suite 100, Hayward, CA 94545, and Microart Services Inc. (“Microart”), having its place of business at 190 Duffield Drive, Markham ON, L6G 1B5.

1.0	Purpose and Scope

The purpose of this Agreement is to define the Quality Management System (“QMS”), regulatory requirements, and roles/responsibilities between Tivic and Microart.

1.1	Product(s) / Service(s) covered under this Agreement

1.1.1	ClearUP or other brand products approved for market distribution

1.1.2	Purchaser and Microart are to provide support for their QMS’ to ensure compliance to ISO 13485:2016 (EU and International), 21 CFR Part 820 (US FDA) and all other applicable laws and regulations.

1.1.3	Microart is to provide QMS related Services in accordance with the terms of this Agreement.

1.2	Terms of this Agreement

1.2.1	This Agreement becomes effective on the Effective Date.

1.3	Responsibilities

1.3.1

Microart will maintain and support QMS procedures necessary to sustain the activities at Tivic. This includes record keeping, management of the necessary IT systems and training of Microart and Tivic personnel as appropriate.

1.3.2	Additional responsibilities are detailed in the applicable sections of this Agreement

2.0	Definitions/Acronyms

Term/Acronym	Definition

Authorized Markets	Countries, regions, or otherwise defined markets for which Tivic has received all necessary permits, approvals or clearances from applicable regulatory bodies for the marketing, sale, distributions and use of the Products in such countries.

Bill of Materials (BOM)	List of components necessary to manufacture the Product including necessary manufacturing instructions, fixtures, and equipment.

Complaint	Any written, electronic, or verbal feedback directed to Tivic, Microart and/or any Product reseller, related to the use of a medical device, product or accessory manufactured or distributed by Tivic or a third party on behalf of Tivic, that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product after it is released for distribution.

Term/Acronym	Definition

Component	Any component, sub-assembly, item, or material, including raw materials, labels, and instructions for use, as listed in the BOM with respect to any Product.

First Article	A sample set of a Product collected from the first production run and submitted to Tivic for inspection to verify Microart’s ability to manufacture the Product consistent with applicable Specifications.

First Article Inspection	Tivic’s process of inspecting and documenting First Article for conformance of the First Article to applicable Specification. This inspection process also includes inspection activities to be performed by the supplier of the Components being supplied as a First Article.

Finished Device	Consistent with the definition by the US FDA in 21 CFR Part 820.3(1)—any device or accessory to any device, intended for human use that is suitable for use or capable of functioning, whether or not it is packaged, labeled or sterilized.

Inspection or Incoming Quality Control (“IQC”)	Process of measuring, verifying and/or testing a part according to the specified requirements on an applicable specification or drawing marked as IQC Inspection Point ~~or SQC Inspection Point~~ or their associated symbols.

IQC Inspection Point	A characteristic that requires inspection and measurement on a sample size. The IQC requirement is indicated on an Tivic specification or drawing.

Notified Body	Those recognized third party entities that can carry out a conformity assessment set forth in the relevant harmonized European standards or European technical assessment.

Product	Any component, sub-assembly or device produced by any Tivic entity or purchased by Tivic from Microart.

Product Change	Engineering change or change to specification, manufacturing processes or procedures with respect to Product.

Purchase Order	A purchase commitment by Tivic communicated to Microart via electronic data transfer, email, or other means to purchase product at a stated unit price for a total quantity to be delivered on a specified delivery date.

Quality Management System (“QMS”)	Means the organizational structure, procedures, processes, and resources required to implement quality management and quality controls to ensure Products meet the applicable Specification and regulatory requirements.

Specification	All information related to form, fit, physical characteristics, function, and performance of Product that is incorporated in Tivic’s Quality Management System, including all technical drawings and Product Changes.

Verification Tests	Specification and/or inspection plans designated by Tivic for verifying the conformance of Components suppled from Tivic designated sub-suppliers.

3.0	Referenced Documents

Document number/ Identifier	Title

ISO 13485	Medical Devices—Quality Management Systems—Requirement for Regulatory Purposes

21 CFR Part 820	Quality System Regulation (FDA)

4.0	Regulatory Document Conformance

4.1

Microart is responsible for ensuring that Product and associated Components manufactured by Microart conform to required regulatory documents. Both Tivic and Microart are responsible for ensuring regulatory documents are maintained according to established requirements.

4.2

Microart agrees to keep its registration with the US Food and Drug Administration current during the term of this Agreement and for so long as any and all warranties remain in effect for those Product(s) manufactured by Microart for Tivic in connection with this Agreement.

4.3	Microart agrees to:

4.3.1	Establish, document, and maintain a quality system that is compliant with ISO 13485:2016 and any other applicable regional or national requirements of the Authorized Markets.

4.3.2	Support any of Tivic’s requests for additional information.

5.0	Verification of Compliance

5.1	Tivic is responsible for ensuring its QMS complies with requirements of ISO 13485:2016 and other applicable country-specific requirements.

5.2	Microart is responsible for ensuring its QMS complies with the requirements of ISO 13485:2016 and other applicable country-specific requirements.

5.2.1

Microart will provide access to technical Product information to Tivic to enable reference to technical materials in connection with the Products including such technical materials obtained by Microart from a third-party testing house (“Technical Materials”) including, without limitation:

5.2.1.1	Technical files/ design dossier, if applicable;

5.2.1.2	Product/ materials traceability records;

5.2.1.3	ISO certification, where applicable;

5.2.1.4	Regulatory analysis and data, if applicable;

5.2.1.5	Product quality records including but not limited to Nonconformities, deviations, variance requests, etc.

5.2.1.6	Product and process validation protocols and results;

5.2.1.7	Packaging validation protocols and results;

5.2.1.8	Shelf life protocols and results;

5.2.1.9	Other testing records, protocols, and results;

5.2.1.10	Final manufacturing process instructions.

6.0	Mutual Cooperation with Tivic and Regulatory or Notified Body Audits

6.1

Microart and Tivic agree to mutually cooperate and provide timely support on all internal and external audits of Tivic locations during the period of this Agreement by providing the necessary resources, expertise and documentation to meeting auditing requirements. This includes timely notification of external audits, support during an audit, sharing of audit findings/reports and support needed to resolve audit findings.

6.2

For audits of Microart’s QMS by external agencies related to Tivic’s Products, Microart will be responsible for co-hosting audits and any action resulting from the audit. Tivic will support and be present for any external audits of Tivic Products.

7.0	Change Notification / Change Control

7.1

Product Changes: Microart will not make any changes to Products including without limitation any change to materials, packaging, Components, manufacturing process and process design, manufacturing layout, test requirements, specification, location where product is manufactured, source of Components, sterilization procedure, packaging procedure, or labeling procedure, unless approved beforehand in writing by Tivic.

7.1.1

Microart agrees to provide to Tivic prior written notice of any such intended change such that Tivic will have a commercially reasonable amount of time to evaluate and approve such intended change. Such written notice will comply with the requirement in this Agreement and Microart hereby certifies its understanding of and ability to comply with such process.

7.2

Organizational Changes: If Microart makes any change to its organization with respect to any item listed below, Microart will notify its primary Tivic contact and Tivic Purchasing and Quality Management of such change within thirty (30) days of making such change, unless otherwise noted below.

7.2.1	Corporate name, corporate address or legal entity

7.2.2	Name of CEO or President

7.2.3	Manufacturing facility name

7.2.4	Change of QMS certification status

7.3	Nonconforming Product Notifications: Microart will support quarantine, analysis and documentation of any nonconforming Product identified by Tivic.

8.0	Periodic Review

8.1	As necessary, this Agreement shall be reviewed, revised and approved by pertinent personnel.

9.0	Additional Provisions

9.1	No additional provisions for this QMS Agreement.

10.0	Quality Management System topics:

10.1	Compliance to required regulations and standards

10.1.1	Microart will provide reasonable assistance to Tivic ~~to enable Tivic~~ to comply with all applicable laws and regulations.

10.2	Documentation/ Records (including record retention)

10.2.1	Documentation and records generated by Tivic will be maintained per the following:

10.2.1.1

Records generated following Microart procedures and within Microart systems will be maintained by Microart for the duration of this Agreement and for any additional period required by applicable laws and regulations, and all such records will be provided or will ensure the access to the records maintained by an external service to Tivic upon request.

10.2.1.2	Microart will not destroy any records related to the Products in this Agreement for the duration of this Agreement and any additional period required by applicable laws and regulations.

10.3	Outsourcing and Supplier Management

10.3.1	Microart will manage Component suppliers for Products in this Agreement according to their existing process.

10.3.2	Tivic will manage its own designated sub-suppliers according to their existing process.

10.4	Verification/ Validation/ Qualification

10.4.1	Any necessary verification and validation activities required during this Agreement will follow written procedures with respect to method, process, and equipment validations for the Products.

10.4.2

To ensure the output of any process will be fully verified, Microart will follow any written procedures that outline verification (testing against Specifications) or validation (when process output cannot be fully verified, or when validation is a superior method of verifying output).

10.4.3

For any engineering functional test (“EFT”) equipment under Microart’s responsibility requiring qualification in this transition period, verification and validation activities will follow written procedures provided by Tivic.

10.5	Quality Control/ Data Integrity

10.5.1

For any material that needs to go through the Microart facility in order to support production at Tivic or facilities, Microart shall support incoming quality control operations for all Components or have in place, controls to the extent possible that will ensure the conformance of Components to applicable specifications.

10.5.2

Microart shall establish and maintain procedures for acceptance of incoming Components. Subject to the responsibilities of Tivic and Microart set forth in this Agreement, incoming Components shall be inspected, tested or otherwise verified conforming to specified requirements prior to use. Acceptance or rejection status shall be documented.

10.6	Technical Conditions (Manufacturing/ Packaging/ Labeling)

10.6.1

Microart will be responsible to support Tivic in ongoing monitoring of processes whose output cannot be fully tested and verified in order to ensure compliance to the Specifications for the Products related to this Agreement.

10.6.2

Microart will maintain suitable line clearance procedures for all Products manufactured for Tivic. Equipment used for the manufacture or service of Products will not be used for the manufacture of inherently hazardous, toxic or poisonous materials.

10.6.3	All Products will be manufactured, tested, packaged and transported by Microart in accordance with the Specifications and procedures established by Tivic and Microart.

10.7	Deviations/ Investigations/ Out of Specification/ CAPAs

10.7.1	Microart will maintain suitable deviation, non-conformation and CAPA procedures sufficient to support all Products manufactured for Tivic.

10.7.2	Microart will support Tivic to document within Microart systems any necessary failure analysis for applicable Product returned in order to support subsequent repairs.

10.7.3

Microart will be responsible for supporting QMS related corrective actions with respect to audit findings of Tivic, FDA, any Notified Body, or any competent authority as to how Microart will make any necessary corrections and provide corrective actions plans to Tivic for review and approval.

10.7.4	All costs of corrective actions shall be borne solely by Microart if the Product defect is caused by any failure of Microart to comply with its obligations under this Agreement.

10.8	Final Product/ Final Product Release

10.8.1

Product released for Tivic will be released through the procedures in Microart’s QMS. Microart will maintain suitable product release procedures sufficient to support all Products manufactured for TIvic.

10.9	Inspection, Measurement, and Test Equipment.

10.9.1

Microart will support the procedures and records required to maintain the measuring and test equipment used in the manufacture of the Products to ensure it is capable, reliable, properly maintained, serviced and/or calibrated according to written procedures.

10.10	Identification and Traceability

10.10.1

Microart will support the procedures and records required to maintain lot identification and traceability of the source and raw material of components of the Products; including inspection and production through distribution to ensure identification and traceability and compliance to Specifications.

10.11	Handling & Storage / Shipping / Distribution

10.11.1

Microart will support the procedures and records required to maintain facilities, workflow and material handling in such a manner that Components, Product, and reference material are protected from damage, loss, contamination or mix-up during production or storage.

10.12	Non-conforming Product

10.12.1

Microart will support the procedures and records required to quarantine, investigate and dispose non-conforming product. Tivic, at its own discretion will utilize the Supplier Corrective Action Request (“SCAR”) process for repetitive or systemic issues found in the Microart QMS system while it is being used in facilities owned by Tivic or Microart.

10.12.1.1

Microart agrees to respond to the SCAR request in a timely manner. The final SCAR response shall be provided to Tivic no later than 30 days following such notification by Tivic, unless otherwise agreed Microart and Tivic.

10.13	Returned Materials

10.13.1	During the term of this Agreement, Microart will support the procedures and records required for the returned material process.

10.14	Training and Competence

10.14.1	Microart will provide training to Tivic for any processes and systems needed to operate Tivic locations.

10.14.2	Microart will support the procedures and records for training and proof of competence.

10.15	Facilities/Warehouse

10.15.1	Microart will support the procedures and records needed for facility controls (e.g., proper storage for raw materials and components, pest control).

10.16	Complaint handling

10.16.1	Tivic is responsible for all Complaint handling. Where appropriate, Microart will provide support to Tivic to comply with all applicable laws and regulations.

10.17	Ship Hold/ Release

10.17.1	Tivic is responsible for notifying Microart for product hold and hold release that are under Microart’s control.

10.18	Recalls/ Field Corrective Action and Notification

10.18.1	Tivic is responsible for initiating voluntary product corrections and notifications. Where appropriate, Microart will provide support to Tivic to comply with all applicable laws and regulations.

10.18.2

All costs of recalls, corrections and notifications shall be borne solely by Microart if the Product defect is caused by any failure of Microart to fail to comply with its obligations under this Agreement.

10.19	Global Adverse Event and Malfunction Reporting

10.19.1	Tivic is responsible for all global adverse event and malfunction reporting. Where appropriate, Microart will provide support to Tivic to comply with all applicable laws and regulations.

11	Miscellaneous.

11.0	Entire Agreement. This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof

11.1	Independent Contractor. Notwithstanding anything to the contrary provided in this Agreement, Microart is an independent contractor for Tivic, and the parties are not partners or joint venturers.

11.2

Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party hereto shall in any way sell, transfer, assign, or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement without the prior written consent of the other party.

11.3

Notices. All notices to be given under this Agreement shall be in writing and shall be delivered personally, by electronic mail, facsimile machine with a copy mailed by certified mail, or by certified mail postage prepaid, to the parties’ respective addresses set forth on page 1 of this Agreement. Notices shall be effective upon receipt if personally delivered; on the first business day following the date of electronic mail or facsimile transmission; or on the third business day following the date of mailing. A party may change the address for notices by notifying the other party of such change in accordance with this Section.

11.4	Amendments. This Agreement may only be amended by a written agreement duly executed by both parties.

11.5	Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

11.6

Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.7

Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States, without regard to applicable choice of law principals. The federal or state courts located in California will have exclusive jurisdiction to hear any dispute under this Agreement.

11.8	Headings. The headings of the Sections or paragraphs of this Agreement are included for convenience only and shall not affect the meaning of this Agreement.

11.9	Binding Effect. This Agreement shall be binding upon the successors and assigns of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Signed,	Signed,

/s/ Veronica Cai	/s/ Mark Wood

Tivic Health Systems, Inc.	MicroArt Services, Inc.

Name: Veronica Cai	Name: Mark Wood
Title: CFO	Title: CEO
Date: 10/22/2022	Date: Sept. 29, 2022

EXHIBIT A

Quality Process Addendum

The following additional controls are required to ensure compliance with 21 CFR Part 820 and ISO 13485:

•

MicroArt to employ formal change control process for Tivic Products. An ECO shall be opened within MicroArt for every corresponding ECO initiated by Tivic and communicated to MicroArt. Such initiative shall me referenced in the manufacturing batch records as appropriate.

•

MicroArt to provide annual refresher training to MicroArt personnel who are responsible for manufacturing Tivic Products. This includes 21 CFR Part 820 and the corresponding ISO 13485 standards. Such initiative shall me referenced in the manufacturing batch records as appropriate.

•

MicroArt to utilize the MRB to quarantine Tivic products deemed defective or requiring further investigation. Formal disposition is required for these products in the MRB location prior to utilizing these in manufacturing of Tivic products.

•	MicroArt to ensure details in the procedures and work instructions utilized in manufacturing Tivic Products. Such initiative shall me referenced in the manufacturing batch records as appropriate.

•

MicroArt to employ formal incoming quality control for components and sub-assemblies related to Tivic products based upon the attributes and sampling plans identified in the Tivic procedures and specifications. Such initiative shall me referenced in the manufacturing batch records as appropriate.

•

MicroArt to ensure that only systems formally validated are utilized to reside data and information pertaining to Tivic products. Such validation shall be made available during subsequent supplier audits. Such initiative shall me referenced in the manufacturing batch records as appropriate.

•

MicroArt to ensure that appropriate cross-functional review is completed for documents produced for Tivic products. Such initiative shall me referenced in the manufacturing batch records as appropriate.

EXHIBIT C

Form of Purchase Order

EXHIBIT D

Description of Items with long lead times and NCNR components